UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Definitive Proxy Statement

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☑	Soliciting Material Pursuant to §240.14a-12
ATS Medical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EXPLANATORY NOTE
Filed Documents
This filing consists of the following documents relating to the proposed acquisition of ATS Medical, Inc. (“ATS Medical”) by Medtronic, Inc. (“Medtronic”):
     Exhibit A:    PowerPoint Slides used in ATS Medical’s presentation to employees on April 29, 2010
     Exhibit B:    Email correspondence to ATS Medical’s employees
     Exhibit C:    Email correspondence to ATS Medical’s business partners
Additional Information about the Proposed Transaction and Where You Can Find It
ATS Medical intends to file with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant materials in connection with the proposed acquisition of ATS Medical by Medtronic. The definitive proxy statement will be mailed to ATS Medical shareholders. Before making any voting or investment decisions with respect to the transaction, investors and security holders of ATS Medical are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the transaction, ATS Medical and Medtronic. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by accessing ATS Medical’s website at www.atsmedical.com by clicking on the “Investors” link and then clicking on the “SEC Filings” link or by writing to ATS Medical at 3905 Annapolis Lane North, Minneapolis, Minn., 55447.
Information Regarding Participants
ATS Medical, Medtronic and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from ATS Medical shareholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the ATS Medical shareholders in connection with the proposed merger will be set forth in the proxy statement when it is filed with the SEC. You can find information about Medtronic’s executive officers and directors in its definitive proxy statement filed with the SEC on July 17, 2009. You can obtain a free copy of this document at the SEC’s web site at www.sec.gov, or by accessing Medtronic’s website at www.medtronic.com and clicking on the Investors link. You can find information about ATS Medical’s executive officers and directors in its definitive proxy statement filed with the SEC on April 9, 2010. You can obtain a free copy of this document at the SEC’s web site at www.sec.gov, or by accessing the ATS Medical website and clicking on the “Investors” link and then clicking on the “SEC Filings” link.

Exhibit A
Medtronic and ATS Medical Improving Patient Outcomes Together

Founded in 1949 as a medical equipment service companyA history of collaboration with clinicians and the medical device community From the beginning, Medtronic has been dedicated to improving lives

Our Mission Remains Our Foundation

Largest medical device company with > 38,000 employees worldwideGlobal sales of approximately $15BSales operations in > 120 countries> 9,000 scientists and engineers and > 14,000 patents filedBroadest and most innovative medical device portfolio spanning the human anatomy Medtronic Is the Global Leader in Medical Technology

Treating Many Chronic Conditions Cardiac Rhythm Disorders Cardiovascular Disease Spinal Conditions and Musculoskeletal Trauma Neurological Disorders Urological and Digestive Disorders Diabetes Ear, Nose and Throat Conditions

Structural Heart • Surgical Tissue Valves • Mechanical Valves • Transcatheter Valves• RF Ablation• Perfusion Endovascular • Aortic Abdominal Stent Grafts• Thoracic Stent Grafts• Stent Graft Balloons Coronary and Peripheral • Drug Eluting Stents• Bare Metal Stents• Balloons and Catheters• Guide Catheters and Wires Medtronic CardioVascular

Transcatheter Heart Valves Surgical Heart Valves Minimally Invasive Cardiac Surgery Perfusion Surgical Ablation Valve Repair Revascularization Cannulae Medtronic Structural Heart

The missions and visions of both companies are aligned. ATS Medical's tissue platform aligns well with Medtronic's commitment to minimally invasive techniques that address unmet patient needs. ATS Medical's products combined with Medtronic's strengths will facilitate improved patient outcomes and broader adoption among surgeons around the world. ATS Medical's bileaflet mechanical valve allows Medtronic to re-enter the mechanical valve market with unique technology. When the transaction closes, we will be able to provide surgeons with a greater variety of devices to address individual patient needs. Why this makes strategic sense...

We welcome your questionsBarb Searle will facilitate collecting them We look forward to getting to know youIn the weeks to come we will meet in small groupsWe will begin to understand your functionsMedtronic functional leaders will begin to interact with and learn more about ATS Medical in order to plan for integration We are committed to open dialogWe will work to get answers to your questions as soon as possible From Now Until Close

Exhibit B
To All ATS Medical Employees:
Today it was announced that ATS Medical has entered into a definitive agreement to be acquired by Medtronic, Inc.
As many of you are probably aware, Medtronic has long been committed to maintaining a global leadership position in the treatment of structural heart disease and as such shares much in common with ATS Medical’s longstanding mission of “Advancing The Standard” of cardiovascular surgery. To fulfill our mission, we dedicated ourselves to the development and marketing of superior solutions for the treatment of heart valve disease and surgical ablation of cardiac arrhythmias. In pursuit of this mission ATS Medical has established an excellent reputation for innovation within our target markets, and have adhered to the highest standards of quality and safety in our duty to surgeons and patients. Given Medtronic’s long history and leadership in the world of structural heart disease, we can all be proud that ATS Medical is seen as important to Medtronic’s continued commitment to offer the depth and breadth of products required by cardiac surgeons.
Medtronic’s offer to acquire ATS Medical represents a superior value for shareholders. It is important to remember that our ultimate responsibility has always been and remains to conduct ourselves in pursuit of our mission, for the benefit of our shareholders. Above and beyond immediate shareholder consideration, we also believe that Medtronic’s complementary mission and leadership in structural heart disease combined, with its leading distribution, marketing, clinical and R&D infrastructure, represents the best possible opportunity to facilitate improved patient outcomes and broader adoption of our products among surgeons worldwide.
I understand that each of you will have many more questions than can be answered in this letter. What I can tell you today is that Medtronic plans to make the most of the opportunities that ATS Medical has worked to create. Over the next several weeks we will meet with each of you to discuss your personal situation and endeavor to answer your questions as specifically as possible. This transaction is expected to close this summer, pending regulatory approvals.
Lastly, I must impress upon all ATS Medical employees that until this transaction is closed we must remember that we are ATS Medical employees and our responsibilities have not changed. It is our responsibility to wake every morning and work to build our company as we have always done. It is for this reason we must stay focused on our respective jobs and collective mission.
Sincerely yours,
Michael Dale

Exhibit C
To All ATS Medical Distributor Partners:
Today it was announced that ATS Medical has entered into a definitive agreement to be acquired by Medtronic, Inc.
As many of you are probably aware, Medtronic has long been committed to the treatment of structural heart disease and as such shares much in common with ATS Medical’s longstanding mission of “Advancing The Standard” of cardiovascular surgery. To fulfill our mission, we dedicated ourselves to the development and marketing of superior solutions for the treatment of heart valve disease and surgical ablation of cardiac arrhythmias.
In pursuit of this mission ATS Medical has established an excellent reputation for innovation within our target markets, and has adhered to the highest standards of quality and safety in our duty to surgeons and patients. Given Medtronic’s long history and leadership in the world of structural heart disease, we are proud that ATS Medical is seen as important to Medtronic’s continued commitment to offer the depth and breadth of products required by cardiac surgeons.
Medtronic’s offer to acquire ATS Medical represents superior value for our shareholders. We also believe that Medtronic’s leadership in structural heart disease, combined with its distribution, marketing, clinical and R&D infrastructure, represents the best possible opportunity to facilitate improved patient outcomes and broader adoption of our products among surgeons worldwide.
I understand that each of you as our partners will have many more questions than can be answered in this letter. What I can tell you today is that Medtronic plans to make the most of the opportunities that you and ATS Medical together have worked to create. As such, I know that all parties are focused on working together in the coming months in a professional manner to ensure the best possible plans are developed on behalf of our common customers and the patients. Over the next several weeks, ATS management will meet with each of you to discuss your personal situation and endeavor to answer your questions as specifically as possible.
Lastly, I must impress upon all ATS Medical partners that until this transaction is closed, most likely this summer, our responsibilities have not changed. Thank you in advance for remaining focused on our collective mission and on providing our therapies to patients around the globe.
Sincerely yours,
Michael Dale